UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 4, 2008
Reynolds American Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	1-32258 (Commission File Number)	20-0546644 (IRS Employer Identification No.)
401 North Main Street,
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 336-741-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) and (c). At a meeting held on February 5, 2008, the Board of Directors, referred to as the Board, of Reynolds American Inc., referred to as RAI, appointed Jeffery S. Gentry as Group Executive Vice President of RAI, effective April 1, 2008, to succeed Jeffrey A. Eckmann, currently Group President of RAI, who announced his decision to retire from RAI, effective May 1, 2008. A copy of RAI’s press release announcing the foregoing management changes is attached to this report as Exhibit 99.1.
     Prior to the above appointment, Mr. Gentry, age 50, had served as Executive Vice President - Research and Development of R. J. Reynolds Tobacco Company, RAI’s principal operating subsidiary referred to as RJRT, since December 2004, and as Vice President — Product Development of RJRT from 2000 to 2004. Dr. Gentry joined RJRT in 1986 as a research and development chemist.
     In connection with his appointment as Group Executive Vice President, the Compensation Committee of the Board approved an increase in Mr. Gentry’s annual base salary, effective April 1, 2008, from $328,600 to $422,000. Mr. Gentry’s annual incentive payment opportunity remains at 65% of his annual base salary, and the target grant date value of any annual awards under the Amended and Restated Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, remains at two times his annual base salary.
     (e). (i) On February 4, 2008, the Board’s Compensation Committee approved the performance factors that will be used to determine the extent to which bonuses will be payable for the 2008 fiscal year under the Reynolds American Inc. Annual Incentive Award Plan, referred to as the AIAP. The AIAP performance factors for participants employed by RAI are as follows:

RAI Net Income
Market Share:
RJR Tobacco Growth Brands (Camel,
Kool and Pall Mall)
Total Moist Snuff

Shipment Volume:
Natural American Spirit(1)
Smokeless Tobacco
SFRTI(2)

(1)	This performance factor is based on the shipment of certain Natural American Spirit branded products, all of which are manufactured by RAI’s subsidiary, Santa Fe Natural Tobacco Company, Inc.

(2)	SFRTI refers to RAI’s indirect wholly owned subsidiary, SFR Tobacco International GmbH, a Swiss corporation.
     On February 5, 2008, upon recommendation of the Compensation Committee, the Board approved the grant, under the LTIP, of performance units to the following executive officers in the following amounts in lieu of their participation in the AIAP: Susan M. Ivey — 1,603; Jeffrey

A. Eckmann — 495; and Thomas R. Adams — 387. On February 4, 2008, the Compensation Committee approved the grant, under the LTIP, of 262 performance units to Tommy J. Payne in lieu of his participation in the AIAP. Each performance unit has an initial value on the date of grant of $1,000, but the value of each unit upon vesting will be based upon the 2008 AIAP performance factors for employees of RAI described above. The Compensation Committee has the discretion to reduce the valuation of the performance units that otherwise would result from the application of the designated performance factors. Generally, the one-year performance units will vest in full on December 31, 2008, and payment of such units will be made on or prior to March 15, 2009. In addition, the one-year performance units will vest partially or fully upon certain other events, such as the grantee’s death, disability, involuntary termination of employment without cause or a change of control of RAI; the definitive terms governing the vesting of these one-year performance units upon such events will be set forth in a standard form of grant agreement, which has not yet been finalized.
     (ii) On February 5, 2008, upon recommendation of the Compensation Committee, the Board also approved the grant, to be effective on March 6, 2008, of certain awards under the LTIP to certain executive officers including Ms. Ivey and Messrs. Eckmann and Adams. On February 4, 2008, the Compensation Committee approved LTIP grants to approximately 550 employees of RAI and its operating subsidiaries, including to Mr. Payne. On February 5, 2008, the Board authorized the repurchase by RAI of up to $30 million in outstanding shares of RAI common stock to offset dilution from equity-based grants under employee and director incentive programs and the exercise of previously granted options.
     The awards granted to Ms. Ivey, and Messrs. Eckmann, Adams and Payne will be split in value as follows: approximately 70% in the form of performance units and approximately 30% in the form of shares of restricted RAI common stock. The material terms of each type of award are described below.
     Upon vesting of the performance units, each grantee will receive a cash payment equal to the product of $1 and the number of vested units. The number of units, if any, that will vest will depend upon RAI’s earnings per share, referred to as EPS, for 2010 compared with certain pre-established EPS goals. If RAI’s actual 2010 EPS were to equal the targeted EPS goal, then each grantee would vest in 100% of his or her performance units (subject to the adjustment described below). If RAI’s actual 2010 EPS were to equal or exceed the maximum EPS goal, then each grantee would vest in two times the number of his or her performance units (subject to adjustment). If RAI’s actual 2010 EPS were to be below the pre-established EPS floor, then no grantee would vest in any of his or her performance units. If RAI’s actual 2010 EPS were between the pre-established EPS floor and the maximum EPS goal, then the number of performance units each grantee would vest in would be determined using interpolation. The number of vested performance units, if any, are subject to further adjustment based upon the total shareholder return, referred to as TSR, of RAI over the three-year period ending December 31, 2010, referred to as the Performance Period, compared with the TSR of the companies within the Standard & Poor’s Food and

Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group and UST Inc. as shown in the table below:

RAI TSR Relative to	Adjustment
TSR of	to #
Comparator	of Vested
Companies	Units
Top Third	+10%
Middle Third	0
Bottom Third	-10%
     Notwithstanding RAI’s actual 2010 EPS, no grantee will vest in any of his or her performance units, unless RAI pays a quarterly dividend of at least $.85 per share (the amount of the quarterly dividend declared by the Board at its February 5, 2008 meeting) during the Performance Period, except that the Board retains the discretion, with respect to performance units awarded to any grantee who is not a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, to approve the non-cancellation of the performance units.
     The shares of restricted RAI common stock, referred to as Restricted Stock, will vest on March 6, 2011, provided RAI pays to its shareholders a quarterly dividend of at least $.85 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the Restricted Stock will be cancelled, except that the Board retains the discretion, with respect to Restricted Stock awarded to persons who are not “covered employees” within the meaning of the Code, to approve the non-cancellation of the Restricted Stock. Prior to the vesting of the Restricted Stock, a grantee will receive dividends with respect to his or her outstanding unvested Restricted Stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the Restricted Stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the Restricted Stock. Upon vesting, the restrictions will lapse, and the Restricted Stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.
     Generally, the three-year performance units and Restricted Stock will vest partially or fully upon certain events, such as the grantee’s death, disability, involuntary termination of employment without cause or a change of control of RAI; the definitive terms governing the vesting of such units and Restricted Stock upon such events will be set forth in a standard form of grant agreement, which has not yet been finalized. Notwithstanding the foregoing, pursuant to his amended employment offer letter, Mr. Eckmann will vest fully in any outstanding LTIP awards (other than the one-year performance units granted in lieu of participation in the AIAP) upon his termination of employment with RAI other than for cause, with the payment of the three-year performance units to be made after the completion of the Performance Period.
     The number of three-year performance units and the value of the Restricted Stock Ms. Ivey, and Messrs. Eckmann, Adams and Payne will receive on March 6, 2008, are known as of the date of this report. The number of shares of Restricted Stock each of them will receive on March 6, 2008, however, will not be determinable until such date. For each grantee, the number of shares of Restricted Stock granted will be equal to a specific dollar amount, which will vary among participants, divided by the per share closing price of RAI common stock on March 6, 2008. The number of three-year performance units and the grant date value of the Restricted Stock (without regard to the restrictions) to be awarded to the foregoing executive officers are as follows: Ms. Ivey — 5,076,960 performance units and Restricted Stock valued at $2,175,840; Mr. Eckmann — 1,118,250 performance units and Restricted Stock valued at $479,250; Mr. Adams— 875,000 performance units and Restricted Stock valued at $375,000; and Mr. Payne — 542,500 performance units and Restricted Stock valued at $232,500.

ITEM 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

Number	Exhibit

99.1	Release of Reynolds American Inc., dated February 6, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.
By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary

Date: February 7, 2008